As filed with the Securities and Exchange
                         Commission on November 9, 2001.

                              REGISTRATION NO. 333-72398

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 2 TO
                                    FORM SB-2

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                               I-TELECO.COM, INC.
                 (Name of Small Business Issuer in its Charter)

Florida                                                                 65-0928369
(State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer
 incorporation or organization)      Classification Code Number)       Identification No.)

                         1221 BRICKELL AVENUE, SUITE 900
                              MIAMI, FLORIDA 33131
                                 (305) 358-3678
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  JAMEE KALIMI

          CHIEF EXECUTIVE OFFICER, PRESIDENT, CHIEF FINANCIAL OFFICER,
                CHIEF ACCOUNTING OFFICER, TREASURER AND SECRETARY


                               I-TELECO.COM, INC.
                         1221 BRICKELL AVENUE, SUITE 900
                              MIAMI, FLORIDA 33131
                                 (305) 539-0900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:
                              GREGG E. JACLIN, ESQ.
                              ANSLOW & JACLIN, LLP
                             4400 ROUTE 9, 2ND FLOOR
                              FREEHOLD, NEW JERSEY
                          TELEPHONE NO.: (732) 409-1212
                          FACSIMILE NO.: (732) 577-1188

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF              AMOUNT TO BE REGISTERED   OFFERING    PROPOSED MAXIMUM              AMOUNT OF
SECURITIES TO BE REGISTERED                                   PRICE       AGGREGATE OFFERING PRICE      REGISTRATION FEE
Common Stock, par value              19,014,120               $0.05       $  950,706                    $237.68
$.0001 per share (2)
                                                                        ------------------------      ----------------
Total                                                                     $  950,706                    $237.68

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). The shares are valued at $.05 per share. Our common stock is not traded on any national exchange and the price has been arbitrarily determined by us.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THEY MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED October __, 2001

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               I-TELECO.COM, INC.

                        19,014,120 SHARES OF COMMON STOCK

Our selling security holders are offering to sell 19,014,120 shares of our common stock.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is October __, 2001

Currently, our stock is not trading on any public market. It is our intention to retain a market maker to apply for trading on the Over the Counter Bulletin Board ("OTC BB") following the effectiveness of this registration statement.

                                TABLE OF CONTENTS

SUMMARY FINANCIAL DATA.                                            2

ABOUT OUR COMPANY                                                  3

RISK FACTORS.                                                      3

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS           15

USE OF PROCEEDS.                                                   15

MARKET PRICE OF OUR COMMON STOCK                                   15

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OR OPERATION.         16

BUSINESS                                                           22
MANAGEMENT                                                         32

PRINCIPAL STOCKHOLDERS                                             36

DILUTION                                                           37

SELLING STOCKHOLDERS                                               39

PLAN OF DISTRIBUTION                                               41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                     42

DESCRIPTION OF SECURITIES.                                         42

DELAWARE BUSINESS COMBINATION PROVISIONS                           45

INDEMNIFICATION OF DIRECTORS AND OFFICERS.                         45

WHERE YOU CAN FIND MORE INFORMATION.                               46

TRANSFER AGENT.                                                    47

LEGAL MATTERS                                                      47

EXPERTS.                                                           47

INDEX TO FINANCIAL STATEMENTS                                      f-1

About Our Company

We are a development stage company, which intends to provide telecommunication services in various markets throughout the United States. Initially, we anticipate providing long distance telephone services. Ultimately, we intend to provide local telephone services, cellular, paging, facsimile, enhanced calling cards, prepaid phone cards and calling cards and video communications services. We also intend to qualify as an Integrated Communications Provider under the Federal Telecommunications Act of 1996. Under the Telecommunications Act, Integrated Communications Providers can offer cellular, PCS, paging, voice mail, and a host of other telecommunications services along with local and long distance service. We intend to target our services to small and mid-size commercial end users.

Presently, we have received our licenses to operate as a local and long distance reseller in Texas, California, New York and Florida. We intend to apply for local reseller licenses in other states. In addition, we own our own domain name www.i-Teleco.com. To date, we have not yet provided these services to any customers and have not identified or entered into any strategic partners and vendors. We have also not recognized any revenues to date.

Our primary growth strategy is to identify and acquire providers of local and long distance services, as well as, providers of related services. In some instances we intend to acquire only the customer bases of our acquisition targets. We have identified and are currently in discussion to acquire our first long distance reseller. We have not signed a definitive acquisition agreement with this company and there is no guarantee that we will be able to complete the acquisition. It has been the objective of our discussions with this long distance reseller to execute and implement as soon as practical a definitive acquisition agreement. Pending the execution of a definitive agreement, we have limited assets and are dependent on revenue from this offering and loans from affiliated parties to continue our operations.

How Our Company Is Organized

We were incorporated under the name Mastertel, Inc. in the State of Florida on December 16, 1998 as a wholly owned subsidiary of i-Incubator.com, Inc., a public company trading on the NASDAQ OTC Electronic Bulletin Board. On December 2, 1999, the Company filed a Certificate of Amendment changing the name of the Company to i- Teleco.com, Inc. On January 19, 01, i-Incubator spun off our shares to its shareholders of record.

Where You Can Find Us

We are located at 1221 Brickell Avenue, Suite 900, Miami, Florida 33131. Our telephone number is (305) 358-3678, our facsimile number is (305) 539-0901.

Summary Financial Data

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus.

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations data at December 31, 2000 are derived from our audited financial statements and the statement of operations data for the period from inception to June 30, 2001, the six months ended June 30 2001 and June 30, 2000 are derived from our unaudited Financial Statements unaudited financial statements included elsewhere in this Prospectus. Balance sheet data at December 31, 2000 are derived from our audited financial statements and the balance sheet data at six months ended June 30, 2001 are derived from our unaudited financial statements included elsewhere in this Prospectus. The operating results for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year or for any future period.

The operating results are not necessarily indicative of the results to be expected for the full year or for any future period.

                                   Period from
                                   (Date of                                                Date of
                                   Inception) to     Six Months                            Inception to
                                   December 31,      Ended June 30,    Year Ended          June 30,
                                   2000              2001(unaudited)   December 31, 2000   2001
                                    ----               ----             --------------     ----------
Statement of Operations Data:
Net Gain (loss)                  ($236,609)          $ 6,627          ($228,451)           ($229,982)
Total Operating Expenses          $236,100           $91,955           $228,960            $328,055
Research and Development          $ 18,538           $0                $ 18,538            $ 18,538
General and administrative        $217,562           $91,955           $210,422            $309,517

                                  December 31,      June 30,          December 31,
                                  2000              2001(unaudited)   1999
                                  ----              ----              ----

Balance Sheet Data:
Cash                              $    49           $ 2,285           $  51
Total Current Assets              $   474           $ 2,285           $  51
Total Assets                      $   474           $ 2,285           $  51
Total Liabilities                 $236,983          $232,167          $7,600
Stockholders Equity(deficit)      $(236,509)          $(229,882)          $(7,549)

Risk Factors

You should carefully consider the following risk factors and other information in this prospectus before deciding to become a shareholder of our common stock. Your investment in our common stock is highly speculative and involves a high degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Please note that throughout this prospectus, the words "we", "our" or "us" refer to i- Teleco and not to the selling stockholders.

We will require additional funds to achieve our business strategy and our inability to obtain additional financing could have a material adverse effect on our ability to maintain business operations.

     We will need to raise additional funds through public or private debt or sale of equity to continue to grow our business. This financing may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have a material adverse effect on our ability to implement our acquisition and growth strategy, and as a result, could require us to diminish or suspend our acquisition strategy and possibly cease our operations.

Our independent auditors have issued a report in which they expressed substantial doubt about our ability to continue as a going concern.

     The report of our independent auditors on our financial statements for the year ended December 31, 2000 contains an explanatory paragraph, which indicates that we have recurring losses from operations. This report states that, because of these losses, there may be a substantial doubt about our ability to continue as a going concern. This report and the existence of these recurring losses from operations may make it more difficult for us to raise additional debt or equity financing needed to run our business and is not viewed favorably by analysts or investors. We urge potential investors to review this report before making a decision to invest in our company.

We have a limited operating history that you can use to evaluate us.

     Since our inception, we have been engaged solely in start-up activities and have not commenced material operations in our core business. We have not generated any revenues to date and have no significant assets or financial resources. Because we have a limited operating history, we have no meaningful financial historical data to use as a basis for determining future operational performance. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company and the highly competitive environment in which we will operate. We cannot assure you that we will be successful in addressing these risks or any other risks. We cannot assure you that we will be able to successfully implement our business plan, generate sufficient revenue to meet our expenses, operate profitably or be commercially successful.

We intend to grow through acquisitions or other companies, and our business and financial results could be adversely affected if we do not successfully implement these acquisitions.

     We intend, as part of our business strategy to acquire other businesses which are in the fragmented telecommunications industry. We are unable to predict whether or when any prospective acquisitions will occur or the likelihood of a material transaction being completed on favorable terms and conditions. We are currently in negotiations and discussions with a provider of telecommunications services. Our ability to complete an acquisition and other acquisitions may be constrained by, among other things, our ability to raise additional capital or obtain debt financing. In addition, acquisitions of other companies commonly involve certain risks, including, among others:

     *    the difficulty of assimilating the acquired operations and personnel;
     * the potential disruption of our ongoing business and diversion of resources and management time;
     * the possible inability of management to maintain uniform standards, controls, procedures and policies;
     * the risks of entering markets in which we have little or no direct prior experience; and
     * the potential impairment of relationships with employees or customers as a result of changes in management.

    Therefore, we cannot present to you that we will be able to identify, acquire or profitably manage additional companies or successfully integrate the operations of additional companies into us without encountering significant delays, costs or other problems.

A business combination with a third party provider will probably result in a change in control and of management.

     A business combination with a third party involving the issuance of our common stock will, in all likelihood, result in shareholders of another company obtaining a controlling interest in us. The resulting change in control will likely result in removal of our present officers and directors and a corresponding reduction in or elimination of their participation in our future affairs.

We are dependent on other long distance carriers to provide transmission services, which may make the rates for our services not competitive.

     The long distance industry has historically had a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. We will initially rely on other carriers to provide transmission and termination services for all of our long distance traffic and will need resale agreements with long distance carriers to provide us with transmission services. These agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling pattern and traffic levels of our future customers. If we fail to meet our minimum volume commitments, we may be obligated to pay underutilization charges. In addition, if we underestimate our need for transmission capacity, we may be required to obtain capacity through more expensive means.

If we experience difficulties in obtaining high quality, reliable and reasonably priced services from the ILECs, the attractiveness of our services to our customers could be impaired.

     To the extent that we interconnect with and use ILEC networks to service our customers, we will be dependent upon the technology and capabilities of the ILECs to meet certain telecommunications needs of our customers and to maintain our service standards. Although the Telecommunications Act imposes interconnection obligations on ILECs, we cannot assure you that we will be able to obtain the interconnection we require at rates, and on terms and conditions, that permit us to offer switched services that are both competitive and profitable.

Many of our current and potential competitors have substantially greater financial, technical, marketing, personnel and brand name recognition.

    The long distance telecommunications market has numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. We will face competition from large carriers such as AT&T, MCI and Sprint. Other competitors include RBOCs providing out-of-region long distance services, other CLECs, microwave and satellite carriers and private networks owned by large end users. We may also increasingly face competition from companies offering long distance data and voice services over the Internet. These companies could enjoy a significant cost advantage because they do not currently pay carrier access charges or universal service fees.

    We believe that the principal competitive factors affecting our business operations will be pricing levels and clear pricing policies, reliable customer service, accurate billing and, to a lesser extent, variety of services. Our ability to compete effectively will depend upon our ability to maintain high quality, market-driven services at prices generally equal to or below those charged by our competitors. To maintain our competitive posture, we believe that we must be in a position to reduce our prices in order to meet reductions in rates, if any, offered by others. Any such reductions could adversely affect us.

"Penny Stock" rules may make buying or selling our common stock difficult.

     Trading in our securities is subject to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

- Make a suitability determination prior to selling a penny stock to the purchaser;

- Receive the purchaser's written consent to the transaction; and - Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

We will require additional management personnel with expertise in the telecommunications industry in order to achieve our business objectives.

     We will require additional management, middle management and technical personnel who have previous expertise in the telecommunications industry in order to achieve our business objectives. We may be unable to attract, assimilate or retain other highly qualified employees. There is significant competition for qualified employees in the telecommunication industry. If we do not succeed in attracting new personnel, our business will be adversely affected.

Certain provisions of our Charter and Florida law could make a takeover more difficult.

     Our charter and bylaws and the laws of Florida, the state in which we are incorporated, contain provisions that might make it more difficult for someone to acquire control of us in a transaction not approved by our board of directors. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors other than the candidates nominated by our board of directors. The existence of these provisions could adversely affect the market price of our common stock.

     These provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices.

There is no assurance of public market and that the common stock will ever trade on a recognized exchange.

      There is no established public trading market for our securities. We currently intend to seek a market maker to apply for a listing on the OTC Electronic Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment.

                 SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

       Some of the statements in this prospectus are "forward-looking statements". These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

                                  USE OF PROCEEDS

     The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

                       LACK OF MARKET FOR OUR COMMON STOCK

     There is no established public trading market for our securities. We intend to seek a market maker to apply for a listing on the OTC Electronic Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system.

                                    DIVIDENDS

     To date, we have not declared or paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the development and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

                            PENNY STOCK CONSIDERATIONS

      Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus. The financial information presented is for the six months ending June 30, 2001 and June 30, 2000, for the three months ending June 30, 2001 and June 30, 2000, and for the period December 16, 1998 (inception) through June 30, 2001.

     The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.

Overview

     We are a development stage company, which intends to provide telecommunication services in various markets throughout the United States. Initially, we anticipate providing long distance telephone services to small and mid-size commercial end users. Ultimately, we intend to provide our customers a comprehensive suite of related services, including local telephone services, Personnel Communications Services, cellular, paging, facsimile, enhanced calling cards, prepaid phone cards and calling cards and video communications services. We also intend to qualify as an Integrated Communications Provider under the Federal Telecommunications Act of 1996. Under the Telecommunications Act, Integrated Communications Providers can offer cellular, PCS, paging, voice mail, and a host of other telecommunications services along with local and long distance service.

     Presently, we have received our licenses to operate as a local and long distance reseller in Texas, California, New York and Florida. We intend to apply for local reseller licenses in other states. In addition, we own our own domain name www.i-Teleco.com. To date, we have not yet provided these services to any customers and have not identified or entered into any strategic partners and vendors. We have also not recognized any revenues to date.

     Our primary growth strategy is to identify and acquire providers of local and long distance services, as well as, providers of related services. We have identified and are currently in discussion to acquire our first long distance reseller. We have not signed a definitive acquisition agreement with this company and there is no guarantee that we will be able to complete the acquisition. It has been the objective of our discussions with this long distance reseller to execute and implement as soon as practical a definitive acquisition agreement. Pending the execution of a definitive agreement, we have limited assets and are dependent on revenue from this offering and loans from affiliated parties to continue our operations.

     During the next twelve months, we expect to take the following steps in connection with the development of our business and the implementation of our plan of operations:

* within 30 days of effectiveness of this Registration Statement, complete the acquisition of the company that we are currently in negotiations with;

* within 60 days of effectiveness of this Registration Statement, begin providing our long distance reselling services;

* hire and train additional staff, including management, marketing staff, and administrative personnel; We anticipate hiring at a minimum 10 employees in the next twelve months;

* upon closing of the offering, begin to identify and target local and regional providers of long distance services;

* acquire and consolidate targeted and identified providers of long distance reselling services.

     Each of these steps present significant risks with respect to our ability to implement our plan of operations, which are discussed in the "Risk Factors" section of this prospectus. You should carefully review these risks prior to participating in the offering.

     We intend to grow through internal development, strategic alliances, and acquisitions of existing businesses. Because of uncertainties surrounding our development and limited operating history, we anticipate incurring development stage losses in the foreseeable future. Our ability to achieve our business objectives is contingent upon its success in raising additional capital until adequate revenues are realized from operations.

Results of Operations

PERIOD FROM DECEMBER 16, 1998 (DATE OF INCEPTION) THROUGH JUNE 30, 2001

      Our cumulative net losses since the inception are attributable to the fact that we have not derived any revenue from operations to offset out business development expenses.

      Net loss since inception has amounted to $230,982, primarily consisting of accounting ($16,169), legal ($15,287), salary ($176,854), website development fees ($18,538) and the expense in retaining their domain name($50,000). The accounting and legal expenses were in connection with the Company's annual and quarterly regulatory filings.

SIX MONTHS ENDED JUNE 30, 2001 AND JUNE 30, 2000

      Development stage income during the six months ended June 30, 2001 was $5,627 as compared to a loss of $77,210 for the six months ended June 30, 2000. Expenses for the six months ended June 30, 2001 were primarily salary ($62,500) accounting ($8,169), legal ($6,578), and corporate fees ($4,480). These fees are related to the Company's quarterly regulatory filings along with the expenses incurred as a result of the agreement and plan of distribution ("spin-off") from I-Incubator. Also, resulting from the spin-off, Incubator agreed to cancel $102,365 of debt owed by the Company which result in gain for the six months ended June 30, 2001.

     Expenses for the six months ended June 30, 2000 were primarily salary ($51,854), travel ($7,583), insurance ($2,127), corporate fees ($1,364) and payroll taxes($4,365). These expenses are in connection with daily operations and the formation of the Company.

THREE MONTHS ENDED JUNE 30, 2001 AND JUNE 30, 2000

     Development stage expenses during the three months ended June 30, 2001 were $48,451 as compared to $50,115 for the period ended June 30, 2000.

     Expenses for the three months ended June 30, 2001 were primarily salary ($33,654) along with accounting ($5,169) and legal fee ($3,248) in connection with quarterly regulatory filings.

     Expenses for the three months ended June 30, 2000 were primarily salary ($33,654), travel ($4,250), payroll taxes ($2,575) and seminars and conferences ($2,115). These expenses resulted from daily operation in forming the Company.

Capital Resources and Liquidity

     At June 30, 2001, we had current assets of $2,285 and total assets of $2,285. These assets consist of cash on hand of $2,285.

     We received an aggregate total of $64,300 in connection with unsecured loans from Atlas Equity Group, Inc., a shareholder of the Company, and issued promissory notes in the same amount at an interest rate of 10% and maturity dates ranging from January 24, 2001, through July 9, 2002. Proceeds from this loan were used to pay salaries, administrative expenses and web site development costs. As of June 30, 2001, we had a cash balance of approximately 2,285.

Cash Requirements and Additional Funding

     We are dependent on external capital to continue to develop and grow our business operations and to finance our business strategy. This external capital will also be necessary in order for our operations to reach a level in which it may internally generate the cash flow necessary to sustain our operations. If we are unable to raise new capital, we may not be able to maintain business operations.

     If we are unable to raise additional and necessary capital, we may be forced to delay, scale back or eliminate certain product and service development programs. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results, and we may need to delay full deployment of our services. Although we have historically relied upon financing provided by our shareholders to supplement our operations, they are not legally obligated to provide us with any additional funding in the future. We currently do not maintain any lines of credit nor do we have any agreements for additional sources of financing.

                             BUSINESS - OUR COMPANY

A Summary Of What We Do

    We are a development stage company, which intends to provide telecommunication services in various markets throughout the United States. Initially, we anticipate providing long distance telephone services to small to midsize commercial business. Ultimately, we intend to provide a comprehensive suite of related services, including local telephone services, Personnel Communications Services, cellular, paging, facsimile, enhanced calling cards, prepaid phone cards and calling cards and video communications services. We also intend to qualify as an Integrated Communications Provider under the Federal Telecommunications Act of 1996. Under the Telecommunications Act, Integrated Communications Providers can offer cellular, PCS, paging, voice mail, and a host of other telecommunications services along with local and long distance service. We intend to target our services to small and mid-size commercial end users. To date, we have not yet provided these services to any customers and have not identified or entered into any strategic partners and vendors. We have also not recognized any revenues to date.

    Our primary growth strategy is to identify and acquire providers of long distance services, as well as, providers of related services. We have identified and are currently in discussion to acquire our first long distance reseller. We have not signed a definitive acquisition agreement with this company and there is no guarantee that we will be able to complete the acquisition. It has been the objective of our discussions with this long distance reseller to execute and implement as soon as practical a definitive acquisition agreement. Pending the execution of a definitive agreement, we have limited assets and are dependent on revenue from this offering and loans from affiliated parties to continue our operations.

The Long Distance Industry

    The $98.2 billion U.S. long distance industry is dominated by the nation's three largest long distance providers, AT&T, MCI/WorldCom and Sprint, which together generated approximately 74.7% of the aggregate revenue of all U.S. long distance interexchange carriers in 1999. The balance of the market was accounted for by other long distance companies, some with national capabilities.

    According to published reports on the Federal Communications Commission's web site, the FCC estimates, toll service revenues of U.S. long distance interexchange carriers have grown from $38.8 billion in 1984 to $98.2 billion in 1999. While industry revenues have grown at a compounded annual rate of 6.4% since 1984, the revenues of carriers other than AT&T, MCI/WorldCom and Sprint have grown at a compounded rate of 31.4% during the same period. As a result, the aggregate market share of all interexchange carriers other than AT&T, MCI/WorldCom and Sprint has grown from 2.6% in 1984 to 25.3% in 1999. During the same period, the market share of AT&T declined from 90.1% to 40.9%.

    Prior to the Telecommunications Act of 1996, the long distance telecommunications industry had been principally shaped by a court decree between AT&T and the United States Department of Justice, known as the Modification of Final Judgment that in 1984 required the divestiture by AT&T of its 22 Bell operating companies and divided the country into some 200 Local Access and Transport Areas, or LATAs. The 22 operating companies, which were combined into seven Regional Bell Operating Companies, or RBOCs, were given the right to provide local telephone service, local access service to long distance carriers and intraLATA toll service, but were prohibited from providing interLATA service. The right to provide interLATA service was maintained by AT&T and the other carriers.

   To encourage the development of competition in the long distance market, the Consent Decree and the FCC require most LECs to provide all carriers with access to local exchange services that is equal in type, quality and price to that provided to AT&T and with the opportunity to be selected by customers as their preferred long distance carrier. These so-called equal access and related provisions are intended to prevent preferential treatment of AT&T. In addition to codifying the provisions of the Consent Decree, the Act codifies the LEC's equal access and nondiscrimination obligations with respect to the local services market by requiring LECs to permit interconnection to their networks and establishing among other things, LEC obligations with respect to access, resale, number portability, dialing parity, access to rights-of-way, and mutual compensation. In essence, the Act codifies the LEC's duty to provide to independent service providers, such as, I-Teleco access to the LEC's network under the same terms and restrictions which the LEC is subject to. The Act allows us to compete with previously established long distance and local telephone providers under the same terms and conditions as those providers are subject to.

    Regulatory, judicial and technological factors have helped to create the foundation for smaller companies to emerge as competitive alternatives to AT&T, MCI/WorldCom and Sprint for long distance telecommunications services. The FCC requires that AT&T not restrict the resale of its services, and the Consent Decree and regulatory proceedings have ensured that access to LEC networks is, in most cases, available to all long distance carriers.

                              PRODUCTS AND SERVICES

    Presently, we have received our licenses to operate as a local and long distance reseller in Texas, California, New York and Florida. We intend to apply for local reseller licenses in other states.

     We anticipate operating as a switchless reseller of long distance services that does not utilize any of our own lines, or switching equipment, and a nonfacilities-based reseller of long distance services. In order to effectively compete as a switchless and nonfacilities based reseller, we must commit to purchase large usage volumes from carriers such as MCI/WorldCom, Inc., Sprint, or AT&T pursuant to contract tariffs. By committing to such large usage volumes, we will be able to procure substantial discounts and offer low-cost, high-quality long distance services to our customers at rates below the current standard industry levels.

    We intend to provide long distance telephone service under a variety of plans. These include outbound service, inbound toll-free 800 service and dedicated private line service for data. We anticipate that our long distance services will be billed on a monthly basis either directly by the company or by the Local Exchange Carrier, also known as an LEC, through the services of an outside billing company. If these services are billed directly by us, we expect that the customer will have the choice of paying by credit card or sending the payment directly to us. If these services are billed by the LEC, the LEC is responsible for collecting the amount billed and remitting the proceeds to us.

    In light of the fact that we intend to ultimately provide local telephone services to our customers, we have begun to explore the opportunity but have not reached any agreements. Whether we will be able to provide local telephone services is dependent on our ability to negotiate contracts with third-party providers of local telephone service on favorable terms. Therefore, we cannot assure you that we will be able to offer local telephone service.

Target Customer

    We anticipate that our target customer will primarily encompass small to middle market companies headquartered in large metropolitan areas that we are licensed to provide long distance services. We expect that the largest growth in demand and the highest margins will be realized by targeting these consumers. Typically these customers will have anywhere from 10-1,000 external lines, basic voice processing requirements, and varying degrees of need for calling card services, internet service, and wireless access. These businesses will range from technology, consumer products and healthcare to financial, energy and transportation. Professional offices such as law firms and medical practices will also be target markets. These sectors will be extremely price sensitive but, at the same time, attach a premium to superior customer service. These accounts will have felt neglected by the major carriers and overwhelmed by the techno speak thrown at them by other providers. We anticipate that it is these very same consumers who will immediately recognize the benefit and capitalize on the efficiencies to be gained by effective use of these new telecommunication technologies. Because of their size, these customers can deploy new technology and application services in a timely manner and begin reaping the benefits immediately. We intend to position ourselves as a low-cost provider in the marketplace. By offering low rates, we expect to add customers at an accelerated pace.

                          MARKETING AND GROWTH STRATEGY

    We are in the process of developing a marketing and growth strategy. We anticipate growing our customer base and introducing new related services using five important, but very distinct, strategies as follows:

     Acquisitions. We anticipate that we will grow our customer base through the acquisition of income producing long distance reselling companies. Acquisitions will be determined based upon the operating structures of the target, including the quality or existence of sales, billing and customer service departments. We intend to consolidate the operations of the acquired entities into a single operation resulting in significant cost savings and substantial revenues within a minimal period of time. Operational functions such as billing, customer service and management functions will be centralized, thereby eliminating redundant systems and functions. We will utilize the existing billing and customer services infrastructure of the acquired entities where appropriate, and expand or contract such infrastructure as operations dictate. We anticipate that our acquisition strategy will also provide us with immediate revenues, which will, upon reaching a certain level, provide us with advantages resulting from economies of scale. In addition, in some instances, we anticipate purchasing only the customer bases of these entities.

     Independent Affiliates. We intend to pursue and establish strategic affiliations and alliances with major telecommunication companies through partnerships and co- branding. To date, we have not forged or entered into any such relationships and we do not anticipate entering into such relationships until our Registration Statement is effective.

     Sales Force. The third method of marketing utilizes our anticipated own sales force and independent sales agents. We anticipate developing a sales force that consists of properly trained professionals from within the industry who are looking for an opportunity to sell at rates that are lower than the industry standard. Many of these professionals will come from our acquisition targets and from our competitors. To date, we have not hired any sales personnel.

     Advertising. Although at some future date we plan to employ an aggressive concentrated media campaign that utilizes a professional advertising agency, given our current cash position, we have no immediate plans to use television, radio or print media advertisement. We intend to initially rely on obtaining new customers through important "word-of-mouth" free advertising.

     Direct Marketing. The fifth method of marketing we anticipate utilizing is direct marketing. We intend to developed brochures for all products and services that can be used as a direct marketing tool and for product promotions.

                                   COMPETITION

     The long distance telecommunications industry is highly competitive and affected by the introduction of new services by, and the market activities of, major industry participants, including AT&T Corp., MCI/WorldCom, Sprint Corporation, local exchange carriers such as Bell Atlantic, and other national and regional interexchange carriers. Competition in the long distance business is based upon pricing, customer service, billing services and perceived quality. The Company competes against various national and regional long distance carriers that are composed of facilities-based providers that carry long distance traffic on their own equipment and switchless resellers that resale long distance carried by facilities-based providers offering essentially the same services as us. Several of our competitors are substantially larger and have greater financial, technical and marketing resources. We believe that we will able to compete with these competitors by providing high quality service at the lowest price possible.

     We believe that the pricing strategies and cost structures of the major long distance carriers have resulted historically in their charging higher rates to the small-to-medium sized business customer. Small-to- medium-sized business customers typically are not able to make the volume commitments necessary to negotiate reduced rates under individualized contracts. By committing to large volumes of traffic, we guarantee traffic to the major long distance carrier while relieving the major long distance carrier of the administrative burden of qualifying and servicing large numbers of small-to-medium-sized accounts. To be successful, we believe that we must have lower overhead costs and be able to efficiently market the long distance product, process orders, verify credit and provide customer service to a large number of accounts. We believe that our success will depend upon our continued ability to profitably provide high quality, high value services at prices generally competitive with, or lower than, those charged by our competitors. We cannot assure you that we will be able to compete successfully in these markets. We currently do not have any agreements with any transmission facilities to resell services obtained from them.

     The Telecommunications Act was intended to introduce more competition to U.S. telecommunications markets. The legislation opened the local services market by requiring LECs to permit interconnection to their networks and establishing, among other things, LEC obligations with respect to access, resale, number portability, dialing parity, access to rights-of-way and mutual compensation. The legislation also codifies the LECs' equal access and nondiscrimination obligations and preempted most inconsistent state regulation. The legislation also contained special provisions that eliminated restrictions on the RBOCs providing long distance services, which means that we will face competition for providing long distance services from well capitalized, well known companies that prior to this time could not compete in long distance service.

                          GOVERNMENT AND STATE REGULATION

     Our anticipated telecommunications services are subject to government regulation. Federal law regulates interstate and international telecommunications, while states have jurisdiction over telecommunications that originate and terminate within the same state. Changes in existing policies or regulations in any state or by the FCC could materially adversely affect our future results of operations, particularly if those policies make it more difficult for us to obtain service from other long distance companies at competitive rates, or otherwise increase the cost and regulatory burdens of marketing and providing service. We cannot assure you that the regulatory authorities in one or more states or the FCC will not take action having an adverse effect on our business or financial condition or results of operations.

Federal

    We are classified by the FCC as a nondominant carrier. After the recent reclassification of AT&T as nondominant, only the LECs are classified as dominant carriers among domestic carriers. Because AT&T is no longer classified as a dominant carrier, certain pricing restrictions that formerly applied to AT&T have been eliminated, which could make it easier for AT&T to compete with us for low volume long distance subscribers. The FCC generally does not exercise direct oversight over charges for service of nondominant carriers, although it has the statutory power to do so. Nondominant carriers are required by statute to offer interstate services under rates, terms, and conditions that are just, reasonable and not unreasonably discriminatory. The FCC has the jurisdiction to act upon complaints filed by third parties, or brought on the FCC's own motion, against any common carrier, including nondominant carriers, for failure to comply with its statutory obligations. Nondominant carriers are required to file tariffs listing the rates, terms and conditions of service, which are filed pursuant to streamlined tariffing procedures. The FCC also has the authority to impose more stringent regulatory requirements on us and change our regulatory classification from nondominant to dominant. In the current regulatory atmosphere, we believe, however, that the FCC is unlikely to do so.

     The FCC imposes only minimal reporting requirements on nondominant resellers, although we are subject to certain reporting, accounting and record-keeping obligations. Both domestic and international nondominant carriers, including our company, must maintain tariffs on file with the FCC.

     At present, the FCC exercises its regulatory authority to set rates primarily with respect to the rates of dominant carriers, and it has increasingly relaxed its control in this area. Even when AT&T was classified as a dominant carrier, the FCC most recently employed a "price cap" system, which essentially exempted most of AT&T's services, including virtually all of its commercial and 800 services, from traditional rate of return regulation because the FCC believes that these services were subject to adequate competition.

State

     We will also be subject to varying levels of regulation in the states in which we provide intrastate telecommunications services. The vast majority of the states require us to apply for certification to provide intrastate telecommunications services, or at least to register or to be found exempt from regulation, before commencing intrastate service. The vast majority of states also require us to file and maintain detailed tariffs listing its rates for intrastate service. Many states also impose various reporting requirements and/or require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignments of carrier assets, including subscriber bases, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and the rules, regulations and policies of the state regulatory authorities. Fines and other penalties, including the return of all monies received for intrastate traffic from residents of a state, may be imposed for such violations. In certain states, prior regulatory approval may be required for acquisitions of telecommunications operations.

     As we expand our efforts to resell long distance services, we will have to remain attentive to relevant federal and state regulations. FCC rules prohibit switching, also commonly known as Slamming of a consumer's long distance provider without the consumer's consent and specify how that consent can be obtained. Most states have consumer protection laws that further define the framework within which our anticipated marketing activities must be conducted. We intend to comply fully with all laws and regulations, and the constraints of federal and state restrictions could impact the success of direct marketing efforts.

                                    EMPLOYEES

     We employ one person on a part-time basis. We will employ additional people as we continue to implement our plan of operation. Our employee is not covered by a collective bargaining agreement, and we believe that our relationship with our employee is satisfactory.

                             DESCRIPTION OF PROPERTY

     We currently use office space in a building located at 1221 Brickell Avenue, Suite 900, Miami, Florida. The primary tenant is Atlas Equity Group, Inc. Michael D. Farkas our principal shareholder is also the sole shareholder of Atlas Equity Group, Inc. We currently do not pay any rent to Atlas Equity Group, Inc.

                                LEGAL PROCEEDINGS

     To the best of our knowledge, there are no known or pending litigation proceedings against us.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.

NAME              AGE      POSITION
----              ---      --------

Jamee Kalimi       32      Chief Executive Officer, President
                           Chief Financial Officer, Chief Accounting Officer,
                           Treasurer,Secretary and Director

DIRECTORS

JAMEE KALIMI has been our Secretary, Treasurer and Director since inception. She has been President, Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, since July 2001. Since 1998, Ms. Kalimi has been President and Director of i- Incubator.com, Inc. a publicly traded company listed on the OTC Electronic Bulletin Board. (OTCBB:INQU). Ms. Kalimi is currently the President of i-CarAuction.com, Inc., which is a subsidiary of i-Incubator.com, Inc. Ms. Kalimi is also Secretary of Genesis Energy Group, Inc., a privately held corporation. Ms. Kalimi has been in the telecommunications industry since 1990, specializing in pay per call services and the marketing of such services. She has an active real estate license in the State of Florida, which was obtained in 1995. Prior to working for us, she was an assistant to the President of Atlas Equity Group, Inc. from February 1998 to October 1998. She worked as a Real Estate Sales and Leasing Manager for Sclar Realty from April 1996 to February 1998 and as President of AvJam Communications, Inc. from January 1994 to April 1996.


Ms. Kalimi was appointed as our President, Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, in July 2001 when Joshua Lurie was terminated as our President.

BOARD OF DIRECTORS

The board of directors consists of one director.

BOARD COMMITTEES

The Board of Directors has established no committees.

EXECUTIVE COMPENSATION

The following table sets forth information concerning annual and long-term compensation, on an annualized basis for the 2000 and 2001 fiscal year, for our President and for each of our other executive officers (the "Named Executive Officers") whose compensation on an annualized basis is anticipated to exceed $100,000 during fiscal 2001.

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION       LONG TERM COMPENSATION
                                                                              RESTRICTED     SECURITIES
NAME AND PRINCIPAL       FISCAL  OTHER          ANNUAL      STOCK            UNDERLYING     OPTIONS          ALL OTHER
POSITION                 YEAR    SALARY          BONUS      COMPENSATION     AWARDS         (NO. OF SHARES)  COMPENSATION
--------                 ----    ------          -----      ------------  ------         ---------------  ------------
Joshua Lurie             2001   $114,354.30           0            0            0          1,000,000            0
(Past President)         2000   $ 65,384.58           0            0            0                  0        $   0

Jamee Kalimi             2001   $        0            0            0            0                  0        $   0
CEO, President           2000   $        0            0            0            0                  0        $   0
CFO, CAO, Treasurer
and Secretary


Our shareholders may in the future determine to pay Directors' fees and reimburse Directors for expenses related to their activities.

                                 STOCK OPTIONS

We did not grant stock options in 2000.

The following table sets forth information with respect to stock options granted to the Named Executive Officers during fiscal year 2001:

                          OPTION GRANTS IN FISCAL 2000

                               (INDIVIDUAL GRANTS) (1)
                                NUMBER OF%                OF TOTAL OPTION
                                SECURITIES UNDERLYING     GRANTED TO EMPLOYEES IN            EXERCISE   EXPIRATION
NAME                            OPTIONS GRANTED           FISCAL                             PRICE      DATE
                                                          2001
None

No Executive Officer held options during the 2000 fiscal year. The following table sets forth information as to the number of shares of common stock underlying unexercised stock options and the value of unexercised in-the-money stock options projected at the 2000 fiscal year end:

None

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of October 29, 2001, certain information with respect to the beneficial ownership of the common stock by (1) each person known by us to beneficially own more than 5% of our outstanding shares, (2) each of our directors, (3) each Named Executive Officer and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

NAME AND ADDRESS OF                 AMOUNT AND NATURE OF        PERCENT OF
BENEFICIAL OWNER (1)                BENEFICIAL OWNERSHIP        OUTSTANDING SHARES
--------------------                --------------------        ------------------
5% STOCKHOLDERS
Michael D. Farkas (2)               8,981,125                       44.87%
294 South Coconut Lane
Miami, Florida 33131

Romano Limited                      1,798,582                        8.99%
790 Finchley Road
London NW117UR England

On Mark Enterprises Inc.            1,171,500                         5.9%
175 Broadway #D
New York, NY 10038

Matthew Sher (3)                    1,366,765                        6.83%
176 Broadway, #5D
New York, NY 10038

Scott Mager (4)                     1,366,765                        6.83%
45 Wall Street #311
New York, NY 10005

Joshua Lurie                        1,000,000                         4.99%
268 W. Englewood Ave.
Teaneck, NJ 07666

DIRECTORS AND NAMED EXECUTIVE
OFFICERS

Jamee Kalimi                         175,725                         *

CEO, President,
CFO, CAO, Treasurer,
Secretary
and Director

3314 Oak Drive
Hollywood, Florida

All the Officers and                 175,725                         *
Directors as a Group

(1) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

(2) Includes 192,048 shares held by his wife Rebecca Farkas and 58,575 held by Michael D. Farkas personally. It also includes 3,999,985 shares held by Atlas Equity Group, Inc., 2,153,217 shares held by GSM Communications Inc. and 2,577,300 shares held by the Farkas Group Inc. Michael D. Farkas is the sole shareholder and principal of each of these entities.

(3) Matthew Sher beneficially owns 1,171,500 shares as a principal shareholder of On Mark Enterprises Inc. and 195,265 shares personally for a total of 1,366,765 shares.

(4) Scott Mager beneficially owns 1,171,500 shares as a principal shareholder of On Mark Enterprises Inc. and 195,265 shares personally for a total of 1,366,765 shares.

* Less than one percent (1%)

===========

                              SELLING STOCKHOLDERS

     The shares being offered for resale by the selling stockholders consist of the 19,014,120 shares of common stock issued to the shareholders of in the spin off from i-Incubator.com, Inc. in January 2001. Other than with respect to, Michael D. Farkas, Rebecca Farkas, Matthew Sher, Scott Mager, and Jamee Kalimi, none of the selling stockholders have had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates.

     The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of October 29, 2001 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

               Shares of common Percent of common Shares of Shares
                  of common stock Stock owned prior stock prior
                        common stock owned after offering

Name of selling stockholder  to offering(1)     To offering       to be sold(1) Number                Percent(1)
                             -----------        -------------     -----=------- --------              -------
RICHARD I. ANSLOW                    30,147           .15%               30,147   0                        0
ATLAS EQUITY GROUP INC(2)         3,928,914         19.63%            3,928,914   0                        0
BANK AUGUST ROTH                      7,732           .04%                7,732   0                        0
REBECCA BROCK                       192,048           .96%              192,048   0                        0
ANTHONY C. CAMPIONE                      79           .01%                   79   0                        0
CEDE & CO                         1,951,778          9.75%            1,951,778   0                        0
SHAREI CHESED                       388,059          1.94%              204,265   0                        0
SCOT COHEN                          628,553          3.14%              628,553   0                        0
ALAN CORNELL                          7,732           .04%                7,732   0                        0
JANE CORNELL                          7,732           .04%                7,732   0                        0
LAUREN CORNELL                        7,732           .04%                7,732   0                        0
THOMAS DALE/MAUREEN DALE JT TEN      39,055           .19%               39,055   0                        0
RICHARD DUBNOFF                     234,300          1.17%              234,300   0                        0
ECLIPSE FINANCE LTD                  54,592           .27%               54,594   0                        0
THE FARKAS GROUP INC(3)           2,577,300         12.88%            2,577,300   0                        0
MICHAEL D. FARKAS                    58,575           .29%               58,575   0                        0
JAMES A FAVIA                         7,732           .04%                7,732   0                        0
FIRST SECURITY INVESTMENTS INC       33,974           .17%               33,974   0                        0
NAOMI FISHMAN                         5,740           .03%                5,740   0                        0
SHIMON FISHMAN                        5,740           .03%                5,740   0                        0
GSM COMMUNICATIONS INC(4)         2,153,217         10.76%            2,153,217   0                        0
CONGREGATION BETH HAMEDRASH         351,450          1.76%              351,450   0                        0
DAVID HICKS                           7,810           .04%                7,810   0                        0
JERRY HOROWITZ                        7,732           .04%                7,732   0                        0

                                       28

RICHARD HOROWITZ                      7,732           .04%                7,732   0                        0
ALAN JABLON                           7,732           .04%                7,732   0                        0
DAVID S. JONTIFF                     15,620           .08%               15,620   0                        0
JAMEE KALIMI                        175,725           .88%              175,725   0                        0
KIM E. KNIGHTES                       5,936           .03%                5,936   0                        0
KULAT COMMUNICATIONS INC             11,715           .06%               11,715   0                        0
DEAN B MERCHANT                          20           .01%                   20   0                        0
& PAMELA G. MERCHANT JT TEN                                                       0                        0
KENNETH MICHAEL                         156           .01%                  156   0                        0
NET VANTAGE INC                      54,592           .27%               54,592   0                        0
JOHN OGLE                            54,592           .27%               54,592   0                        0
ON MARK ENTERPRISES INC           1,171,500          5.85%            1,171,500   0                        0
SAMUEL N RITTER                       7,810           .04%                7,810   0                        0
RICARDO RODRIGUEZ                     3,905           .02%                3,905   0                        0
ROMANO LIMITED                    1,798,440          8.99%            1,798,440   0                        0
SAALIB - DR V. HYSLUP                54,592           .27%               54,592   0                        0
ERIC SEIDEN                         192,250           .96%              192,250   0                        0
CAROLYN SHER                        126,092           .63%              126,092   0                        0
IRWIN SHER                           61,035           .30%               61,035   0                        0
KENNETH SHER                         14,409           .07%               14,409   0                        0
MARSHA SHER                           4,803           .02%                4,803   0                        0
MATTHEW SHER                        195,250           .97               195,250   0                        0
JACKIE STETSON                        7,732           .04%                7,732   0                        0
JENNIFER STETSON                      7,732           .04%                7,732   0                        0
STOURBRIDGE INVESTMENTS LTD          71,071           .36%               71,071
TEMPLE KOL EMETH OF GEORGIA         195,250           .97%              195,250   0                        0
TITAN CORPORATION LIMITED           869,743          4.45%              869,743   0                        0
CHRIS VALLEY                          7,810           .04%                7,810   0                        0
PAUL M VARTELAS                         391           .01%                  391   0                        0
JOHN J. WARD                         53,889           .27%               53,889   0                        0
ELI WASHSREGER                      281,160          1.40%              281,160   0                        0
CONGREGATION OF SHAREI YESHUA       205,013          1.02%              205,013   0                        0
CHASDAI YICHZOK                     386,355          1.93%              386,355   0                        0
JOSEPH ZANDSTRA                      39,050           .19%               39,050   0                        0
CONGREGATION OF SHAREI ZION          78,100           .39%               78,100   0                        0

(1) Assumes that all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during the offering period.

(2) Michael D. Farkas is a representative of Atlas Equity Group, Inc. and has investment control of the shares of i-Teleco owned by Atlas Equity Group, Inc.

(3) Michael D. Farkas is a representative of The Farkas Group, Inc. and has investment control of the shares of i-Teleco owned by The Farkas Group, Inc.

(4) Michael D. Farkas is a representative of GSM Communications, Inc. and has investment control of the shares of i-Teleco owned by GSM Communications, Inc.

(5) Phil Almer is a representative of Romano Limited and has investment control of the shares of I-Teleco owned by Romano Limited.

                              PLAN OF DISTRIBUTION

     The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

     o    ordinary brokers transactions, which may include long or short sales,
     o transactions involving cross or block trades on any securities or market where our common stock is trading,
     o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
     o "at the market" to or through market makers or into an existing market for the common stock,
     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
     o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
     o any combination of the foregoing, or by any other legally available means.

     In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

     We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $20,000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have received funds from i-Incubator to meet various working capital requirements. As of December 31, 2000, these advances totaled $102,365 and are non-interest bearing and due on demand. In January 2001, the total amount of debt was cancelled due to a spin off agreement with Incubator.

     On March 1, 2000, we agreed to reimburse Atlas Equity Group, Inc., a related party, $159.85 per month, on a month-to-month basis, for the use of a laptop computer. Atlas Equity Group, Inc. is owned by Michael D. Farkas. The contract was cancelled at the end of 2000.

     On September 1, 2000, we entered into an agreement with Michael D. Farkas, the director of Incubator, a related party to purchase a domain name, I-Teleco.com, for $50,000.

     On October 5, 2000, we entered into an agreement with Envitro.com, Inc., a related party, to design and construct a Website for $18,538. Envitro .com, Inc. is a subsidiary of WealthHound.com, Inc., in which Michael D. Farkas is a beneficial owner.

     Between October 2000 and July 2001, we issued to Atlas Equity Group, Inc. twenty promissory notes aggregating $63,100. The promissory notes bear interest of 10% per annum and were due and payable on dates ranging from January 2001 through July 9, 2002. Michael Farkas is a beneficial owner of Atlas Equity.

     Between September 2000 and June 30, 2001, we issued to Ostonian Securities Limited seven promissory notes aggregating $27,750. The promissory notes bear interest of 8.25% per annum and are due and payable on dates ranging from September 2001 through December 2001. Atlas Equity Group, Inc., in which Michael Farkas is a beneficial owner, acts as an advisor and consultant to Ostonian.

In July 2001, a majority of the shareholders removed Joshua Lurie as a director of i-Teleco in July 2001, our Board of Directors removed Joshua Lurie from his position as President of i-Teleco and named Jamee Kalimi to be our President.


                            DESCRIPTION OF SECURITIES

     The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by- laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

GENERAL

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.0001 per share and no shares of preferred stock.

COMMON STOCK

     The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and non-assessable.

Liquidation Rights.

Upon our liquidation or dissolution, each outstanding Common Share will be entitled to share equally in our assets legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights.

We do not have limitations or restrictions upon the rights of our Board of Directors to declare dividends, and we may pay dividends on our shares of stock in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the Florida Statutes. We have not paid dividends to date, and we do not anticipate that we will pay any dividends in the foreseeable future.

Voting Rights.

Holders of our Common Shares are entitled to cast one vote for each share held of record at all shareholders meetings for all purposes.

Other Rights.

Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering.

There are no other material rights of the common shareholders not included herein. There is no provision in our charter or by-laws that would delay, defer or prevent a change in control of us. We have not issued debt securities.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 607.0850 of the Florida Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

     You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

     We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock to be sold by the selling stockholders and to register additional shares to be sold. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                                 TRANSFER AGENT

     The Transfer Agent and Registrar for our common stock is Corporate Stock Transfer & Trust Company, 3200 Cherry Creek Drive, Suite 430, Denver, Colorado 80209. Its telephone number is (303) 282-4800.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered in this prospectus has been passed upon for us by Anslow & Jaclin, LLP, 4400 Route 9, 2nd Floor, Freehold, New Jersey 07728 and their telephone number is (732) 409-1212.

                                     EXPERTS

     The financial statements included in this prospectus included elsewhere in the registration statement have been audited by Salibello & Broder, LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's recurring losses from operations which raise substantial doubt about its ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                               I-TELECO.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            FINANCIAL STATEMENTS AS OF AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 2001 AND AS OF DECEMBER 31, 2000 AND
                        FOR THE PERIODS DECEMBER 16, 1998
                   (DATE OF INCEPTION) THROUGH JUNE 30, 2001

I-TELECO.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS
FINANCIAL STATEMENTS AS OF JUNE 30, 2001 AND
AS OF DECEMBER 31, 2000 AND FOR THE SIX MONTHS ENDED
JUNE 30, 2001 AND 2000 AND FOR THE PERIODS
DECEMBER 16, 1998 (DATE OF INCEPTION) THROUGH JUNE 30, 2001

I-TELECO.COM, INC.

(A Development Stage Entity)

                               TABLE OF CONTENTS

------------------------------------------------------------------------------

FINANCIAL STATEMENTS AS OF JUNE 30, 2001 AND AS OF DECEMBER 31, 2000 AND FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 AND FOR THE PERIOD DECEMBER 16, 1998 (DATE OF INCEPTION) THROUGH JUNE 30, 2001

Balance sheets                                          2

Statements of operations                                3

Statements of stockholders' equity (deficit)            4

Statements of cash flows                               5-6

Notes to financial statement                          7-13

I-teleco.com, Inc.
(A Development Stage Company)

Balance Sheet

                                                                             (UNAUDITED)
                                                                             JUNE 30,             DECEMBER 31,
                                                                               2001                   2000
                                                                               ----                   ----
ASSETS

CURRENT ASSETS:
      Cash                                                                    $   2,285           $      49
      Prepaid expenses                                                                0                 425
                                                                              ---------           ---------
      Total current assets                                                        2,285                 474

TOTAL ASSETS                                                                  $   2,285           $     474
                                                                              =========           =========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

      Accounts payable and accrued expenses                                   $  88,717           $  49,268
      Due to shareholder                                                         50,000              50,000
      Note payable-related parties                                               93,450              35,350
      Loans and advances payable-related party                                        0             102,365
                                                                              ---------           ---------
      Total current liabilities                                                 232,167             236,983

STOCKHOLDERS' EQUITY:

      Common Stock, par value $.001 per share; 50,000,000 shares
      Authorized; 20,014,120 & 19,000,000 shares issued and
      Outstanding at June 30, 2001 & December 31, 2000, respectively             20,014              19,000
      Additional paid-in capital                                                (18,914)            (18,900)
      Deficit accumulated during the development stage                         (230,982)           (236,609)
                                                                              ---------           ---------

       Total stockholders' equity                                              (229,882)           (236,509)
                                                                              ---------           ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $   2,285           $     474
                                                                              =========           =========

I-teleco.com
(A Development Stage Company)

Statement of Operations

                                                   (UNAUDITED)                     (UNAUDITED)              (UNAUDITED)
                                                SIX MONTHS ENDED               THREE MONTHS ENDED         FOR THE PERIOD
                                                    JUNE 30,                        JUNE 30,             NOVEMBER 22, 1999
                                                                                                       (DATE OF INCEPTION) TO
                                           2001                2000           2001            2000            JUNE 30, 2001
                                           ----                ----           ----            ----            -------------
DEVELOPMENT STAGE REVENUES                $      -          $    -            $  -            $   -          $    -

DEVELOPMENT STAGE EXPENSES:

      Amortization                                  0               0               0               0              100
      Accounting                                8,169               0           5,169               0           16,169
      Bank charges                                102             104              45              45              410
      Consulting fees                           1,850              80           1,850               0            8,564
      Equpiment- rental                             0             480               0             480            1,599
      On-line services                            150               0              75               0              275
      Dues and subscriptions                        0             175               0             175              175
      Domain names                                  0               0               0               0           50,000
      Insurance expense                         2,646           2,127           1,786             850            7,323
      Legal fees                                6,578           3,599           3,248           3,525           15,287
      Corporate fees                            4,480           1,364             446             478            4,480
      Office general                                0             840               0             493              868
      Wages                                    62,500          51,854          33,654          33,654          176,854
      Seminars and conferences                      0           2,115               0           2,115            2,115
      Payroll taxes                             5,171           4,365           2,575           2,602           11,951
      Telephone                                   428           2,525             339           1,448            4,848
      Travel                                      566           7,582             264           4,250            8,954
      Website development                           0               0               0               0           18,538
      Miscellaneous                                 0               0               0               0              230
      Printing                                    315               0               0               0              315
                                            ---------        --------        --------        --------        ---------
TOTAL DEVELOPMENT STAGE EXPENSES               92,955          77,210          49,451          50,115          329,055
                                            ---------        --------        --------        --------        ---------

      LOSS FROM OPERATION                     (92,955)        (77,210)        (49,451)        (50,115)        (329,055)
                                            =========        ========        ========        ========        =========

      GAIN ON CANCELLATION OF INDEBT          102,365               0               0               0          102,365

      INTEREST EXPENSE                         (3,783)              0          (3,274)              0           (4,292)
                                            ---------        --------        --------        --------        ---------

      NET GAIN / (LOSS)                     $   5,627        $(77,210)       $(52,725)       $(50,115)       $(230,982)
                                            =========        ========        ========        ========        =========

LOSS PER COMMON SHARE
      Basic & diluted                       $ 0.0003        $ (0.0041)       $(0.0027)       $(0.0026)
                                          ==========       ==========      ==========      ==========
Weighted-average number of common
 shares outstanding                       19,442,691       19,000,000      19,226,157      19,000,000
                                          ==========       ==========      ==========      ==========

I-teleco.com, Inc.
(A Development Stage Company)

Statments of Chnages on Stockholders' Equity (Deficit)
(Unaudited)

                                                                                                           DEFICIT
                                                                                                           ACCUMULATED
                                                                                              ADDITIONAL   DURING THE
                                                                         COMMON STOCK         PAID-IN      DEVELOPMENT
                                                                     SHARES        AMOUNT     CAPITAL      STAGE          TOTAL
                                                                     ------        ------     -------      -----          -----
Balance, December 16, 1998 (date of inception)                               0    $     0    $      0     $       0     $       0

Common stock issued to a related party for management service       19,000,000     19,000     (18,900)            0           100

Loss during the development stage for the period
December 16, 1998 (date of inception) through  December 31, 1998             0          0           0          (100)         (100)
                                                                    ----------    -------    --------     ---------     ---------

Balance, December 31, 1998                                          19,000,000     19,000     (18,900)         (100)            0

Loss during the development stage for the year
ended December 31, 1999                                                      0          0           0        (7,549)       (7,549)
                                                                    ----------    -------    --------     ---------     ---------

Balance, December 31, 1999                                          19,000,000     19,000     (18,900)       (7,649)       (7,549)

Loss during the development stage for the year ended
December 31, 2000                                                            0          0           0      (228,960)     (228,960)
                                                                    ----------    -------    --------     ---------     ---------

Balance, December 31, 2000                                          19,000,000     19,000     (18,900)     (236,609)     (236,509)

Increase in common stock issued resulting from agreement and
  plan of distribution ("spin-off")                                     14,120         14         (14)            0             0
                                                                    ----------    -------    --------     ---------     ---------

Restricted common stock issued for services
  rendered to the Company                                            1,000,000      1,000           0             0         6,000

Gain during the development stage for the six months ended
June 30, 2001                                                                0          0           0         5,627         5,627
                                                                    ----------    -------    --------     ---------     ---------

Balance, June 30, 2001                                              20,014,120    $20,014    $(18,914)    $(230,982)    $(229,882)
                                                                    ==========    =======    ========     =========     =========


I-teleco.com, Inc.
(A Development Stage Company)

Statments of Cash Flows

                                                                              (UNAUDITED)                  (UNAUDITED)
                                                                           SIX MONTHS ENDED              FOR THE PERIOD
                                                                                JUNE 30,               DECEMBER 16, 1998
                                                                                                       (DATE OF INCEPTION)
                                                                         2001              2000         TO JUNE 30, 2001
                                                                         ----              ----         ----------------
OPERATING ACTIVITES

     Income (Deficit) accumulated during the development stage        $   5,627         $(77,230)        $(230,982)

     Adjustments to reconcile net loss to net cash used by operations:

     Amortization                                                             0              100               100
     Share issued for management services                                 1,000                0             1,000

     Changes in assets and liabilities:
     (Increase) Decrease in prepaid expenses                                425                0                 0
     Increase (Decrease) in accounts payable and accrued
     expenses                                                           (10,551)          17,428            88,717
                                                                      ---------         --------         ---------
     Net cash used by operating activities                               (3,499)         (59,702)         (144,825)
                                                                      ---------         --------         ---------

INVESTING ACTIVITIES:

     Net cash used for investing activities                                   0                0                 0
                                                                      ---------         --------         ---------
FINANCING ACTIVITIES

     Proceed from loans and advances-related party                     (102,365)               0                 0
     Proceed from short term borrowings-net                             108,100           60,214           143,450
                                                                      ---------         --------         ---------

     Net cash used for financing activities                               5,735           60,214           143,450
                                                                      ---------         --------         ---------

INCREASE (DECREASE) IN CASH                                           $   2,236         $    512         $  (2,285)
                                                                      =========         ========         =========

CASH, BEGINNING OF YEAR                                               $      49         $     51         $       0
                                                                      =========         ========         =========

CASH, END OF YEAR                                                     $   2,285         $    563         $  (2,285)
                                                                      =========         ========         =========


I-TELECO.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM DECEMBER 16, 1998 (INCEPTION) TO JUNE 30, 2001
------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

     During the six months ended June 30, 2001 and for the cumulative period December 16, 1998 (date of inception) to June 30, 2001, the Company did not pay any interest.

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVIITES

     The Company entered into the following non-cash transactions:

     During the period ended December 31, 1998, the Company issued 19,000,000, post split, shares of common stock to I-Incubator.Com, Inc. formerly known as Master Communications, Corp. in consideration of management services in connection with the formation of the Company. The transaction was valued at $100 (See note 8).

     On January 19, 2001 the Company entered into an agreement and plan of distribution ("spin-off") with its parent company Incubator. Shareholders of Incubator received .7810 shares of the Company's common stock for each share of incubator. The spin-off resulting in 14,120 additional shares issued due to rounding. The transaction was valued at $14 (See note 8).

     On May 22, 2001, the Company issued Joshua Lurie the president of the Company, 1,000,000 shares of restricted common stock for management services rendered to the company. The transaction was valued at $1,000 (See note 8).

                 The accompanying notes are an integral part of
                          these financial statements.

I-TELECO.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------


1.   ORGANIZATION

     I-Teleco.com, Inc. ("the Company"), formerly Mastertel Communications Corp., was incorporated on December 16, 1998 under the laws of the State of Florida. The Company's operations have been devoted primarily to structuring and positioning itself to take advantage of opportunities available in the internet industry. The Company intends to grow through internal development, strategic alliances and acquisitions of existing business. The company has the authority to issue 50,000,000 shares of common stock. The Company is a development stage company and has had limited activity.

     The Company was a wholly owned subsidiary of I-Incubator.com, Inc. ("Incubator"), formerly known as Master Communication, Inc., a publicly traded company listed on the OTC Electronic Bulletin Board (OTCBB:INQU). On January 19, 2001, the Company entered into an agreement and plan of distribution ("spin-off") with Incubator. Upon spin-off, the shareholders of I-Incubator received 0.7810 shares of the Company's common stock for each share of Incubator owned as of February 13, 2001, totaling 19,014,120 common shares. As a result of this spin-off and share distribution Atlas Equity Group, Inc., a related party, in which Michael D. Farkas is a beneficial owner, received 3,999,985 shares, representing approximately 21% of the Company's outstanding common stock, The Farkas Group, Inc., in which Michael D. Farkas is a beneficial owner, received 2,577,300 shares representing approximately 13.5% of the Company's common stock and GSM Communications, Inc. in which Michael D. Farkas is a beneficial owner, received 2,153,217 shares representing approximately 11.3% of the Company. Also, as a result of the spin off I-Incubator has agreed to cancel the debt owed by the Company of $102,365.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reporting period. Accordingly, actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, the company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

I-TELECO.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------

     CARRYING VALUES

     The Company reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment. Whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable, the Company will reduce the carrying value of the assets and charge operations in the period the impairment occurs.

     INCOME TAXES

     The Company utilizes Statement of Financial Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The accompanying financial statements have no provisions for deferred tax assets or liabilities.

     NET LOSS PER SHARE

     The Company has adopted SFAS No. 128 "Earnings Per Share". Basic loss per share is computed by dividing the loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed in a manner similar to the basic loss per share, except that the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of warrants, options, convertible debt and other such convertible instruments. Diluted earnings per share contemplates a complete conversion to common shares of all convertible instruments only if they are dilutive in nature with regards to earnings per share. Since the Company has incurred net losses for all periods, and since there are no convertible instruments, basic loss per share and diluted loss per share are the same.

I-TELECO.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------


     FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" requires the disclosure of the fair value of financial instruments. The Company's management, using available market information and other valuation methods, has determined the estimated fair value amounts. However, considerable judgment is required to interpret market data in developing estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

     STOCK COMPENSATION

     Stock-based compensation is recognized using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair value of the Company's'stock at the date of the grant over the amount an employee must pay to acquire the stock and is amortized over the vesting period. The Company has adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which requires the Company to disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted.

3.   RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2000, the Financial Accounting Standards Board issued SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities - An Amendment of FASB Statement No. 133." SFAS 138 amends the accounting and reporting standards for certain derivatives and hedging activities such as net settlement contracts, foreign currency transactions and inter company derivatives. The Company does not currently hold derivative instruments or engage in hedging activities. The requirements of SFAS 138 does not have a material effect on our financial statements and related disclosures.

I-TELECO.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

-----------------------------------------------------------------------------

4.   DEVELOPMENT STAGE OPERATIONS AND GOING CONCERN MATTERS

     The Company's initial activities have been devoted to developing a business plan, structuring and positioning itself to take advantage of opportunities available in the internet industry and raising capital for future operations and administrative functions.

     The ability of the Company to achieve its business objectives is contingent upon its success in raising additional capital until adequate revenues are realized from operations.

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, development stage losses from December 16, 1998 (date of inception) to June 30, 2001 aggregated $230,982. The Company's cash flow requirements during this period have been met by contributions of capital and debt financing. No assurance can be given that these sources of financing will continue to be available. If the Company is unable to generate profits, or unable to obtain additional funds for its working capital needs, it may have to cease operations.

     The financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

5.   INCOME TAXES

     No provisions for income taxes have been made because the Company has sustained cumulative losses since the commencement of operations. As of

     June 30, 2001 and December 31, 2000, the Company had cumulative net operating loss carryforwards ("NOL's") of $230,982 and $236,609,

     respectively, which will be available to reduce future taxable income and expense in the year ending December 31, 2015 and 2014, respectively.

     In accordance with SFAS No. 109 the Company has computed the components or deferred income taxes as follows.

                                 June 30,  2001          December 31,  2000
                                 --------  ----          ------------  ----
     Deferred tax assets           $  91,238                 $  93,461
     Valuation allowance             (91,238)                  (93,461)
                                   ---------                 ---------
     Deferred tax asset, net       $    -                    $    -
                                     =======                   =======


I-TELECO.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------

     At June 30, 2001 and December 31, 2000, a valuation allowance has provided and realization of the deferred tax benefit is not likely.

     The effective tax rate varies from the U.S. Federal statutory tax rate for both the periods ended June 30, 2001 and December 31, 2000, principally due to the following

      U.S. statutory tax rate            34%
      State and local taxes             5.5
      Valuation allowance             (39.5)
                                      -----

      Effective rate                     - %
                                       ====


6.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses as of June 30, 2001 and December 31, 2000 consisted of the following:

                                                            June 30,              December 31,
                                                            2001                     2000
                                                            -----                    ----
       Accounts payable                                  $ 80,825                 $ 44,759
       Accrued expenses                                     3,600                    4,000
       Accrued interest                                     4,292                      509
                                                           ------                     ----

       Total accounts payable and accrued expenses       $ 88,717                 $ 49,268
                                                         ========                 ========

7.   NOTE PAYABLE

     As of June 30, 2001 and December 31, 2000, notes payable consist of twenty seven and ten individual notes aggregating a total of $93,450 and $35,350, respectively. These notes are short-term borrowings with maturities of less then or equal to one year with an interest rate ranging from 8.25% to 11%.

I-TELECO.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

-----------------------------------------------------------------------------

8.   STOCKHOLDERS' EQUITY

     On December 16, 1998 the Company issued 1,000 restricted common shares to I-Incubator.com, Inc. ("Incubator"), formerly known as Master Communication Corp. in consideration for services rendered in formation of the company valued at $100.

     On May 18, 2000, the Company authorized a forward split of 19,000 to 1 on its common stock. Immediately following the split Incubator owned 19,000,000 restricted common shares.

     On January 19, 2001 the Company entered into an agreement and plan of distribution ("spin-off") with its parent company Incubator. Shareholders of Incubator received .7810 shares of the Company's common stock for each share of incubator. The spin-off resulting in 14,120 additional shares issued due to rounding.

     On May 22, 2001, the Company issued 1,000,000 restricted common shares to Joshua Lurie, the president of the Company for management services rendered to the company valued at $1,000.

9.   RELATED PARTY TRANSACTIONS

     The Company has received funds from Incubator to meet various working capital requirements. As of December 31, 2000, these advances totaled $102,365 and are non-interest bearing and due on demand. In January 2001, the total amount of debt was cancelled due to a spin off agreement with Incubator.

     On March 1, 2000 the Company agreed to reimburse Atlas Equity Group, Inc., a related party, $159.85 per month (on a month-to-month basis) for the use of a laptop computer. Michael D.Farkas owns Atlas Equity Group, Inc. The contract was cancelled at the end of 2000.

     On September 1, 2000, the Company entered into an agreement with Michael D. Farkas, the director of Incubator, a related party to purchase a domain name, I-Teleco.com, for $50,000.

     On October 5, 2000, the Company entered into an agreement with Envitro.com, Inc., a related party, to design and construct a Website for $18,538. Envitro .com, Inc. is a subsidiary of WealthHound.com, Inc., in which Michael D. Farkas is a beneficial owner.

     Between October 2000 and June 30, 2001, the Company issued to Atlas Equity Group, Inc. nineteen promissory notes aggregating $62,100. The promissory notes bear interest of 10% per annum and were due and payable on dates ranging from January 2001 through June 2002. Michael Farkas is a beneficial owner of Atlas Equity.

I-TELECO.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

------------------------------------------------------------------------------

     Between September 2000 and June 30, 2001, the Company issued to Ostonian Securities Limited seven promissory notes aggregating $27,750. The promissory notes bear interest of 8.25% per annum and are due and payable on dates ranging from September 2001 through December 2001. Atlas Equity Group, Inc., in which Michael Farkas is a beneficial owner, acts as an advisor and consultant to Ostonian.

10.  SUBSEQUENT EVENT

     In July, 2001, the Company issued a promissory note to Atlas Equity Group, Inc., a related party in which Michael D. Farkas is a beneficial owner, for an amount of $1,500 at a rate of 10% per annum. The promissory note principal amount and accrued interest are due and payable on July 9, 2002.

                               I-TELECO.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2000 AND AS OF DECEMBER 31, 1999 AND FOR THE PERIODS DECEMBER 16, 1998 (DATE
 OF INCEPTION) THROUGH DECEMBER 31, 2000 AND DECEMBER 16, 1998 THROUGH DECEMBER
                                    31, 1999

                               I-TELECO.COM, INC.

                          (A DEVELOPMENT STAGE ENTITY)


                               TABLE OF CONTENTS

INDEPENDENT AUDITORS' REPORT                         1

Balance Sheets                                       2

Statements of Operations                             3

Statements of Stockholders' Equity (Deficit)         4

Statements of Cash Flows                           5-6

Notes to Financial Statements                     7-13

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and
Board of Directors
I-Teleco.com, Inc.
(A Development Stage Company)
Miami, Florida

We have audited the accompanying balance sheets of I-Teleco.com, Inc. (a development stage company) as of December 31, 2000 and the related statements of operations, changes in stockholders' equity and cash flows for years ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of I-Teleco.com, Inc. as of December 31, 1999 were audited by other auditors who report dated September 18, 2000, expressed on unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe the audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of I-Teleco.com, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is development stage company. The realization of a major portion of its assets is dependent upon its ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Salibello & Broder LLP
New York, NY
April 4, 2001

I-TELECO.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

ASSETS

                                                                 December 31, 2000    December 31, 1999
                                                                 -----------------    -----------------
CURRENT ASSETS:

         Cash                                                           $      49    $      51
         Prepaid expenses                                                     425            0
                                                                        --------       ------

                  Total current assets                                        474           51

TOTAL ASSETS                                                            $     474    $      51
                                                                        ========       ======

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

         Accounts payable and accrued expenses                          $  99,268    $   3,500
    Note payable-related parties                                           35,350            0
         Loans and advances payable-related party                         102,365        4,100
                                                                        --------       ------

         Total current liabilities                                        236,983        7,600

STOCKHOLDERS' EQUITY:

         Common Stock, par value $.0001 per share; 50,000,000 shares authorized; 19,000,000 shares issued and
           outstanding at December 31, 2000 & 1999, respectively           19,000       19,000
         Additional paid-in capital                                      (18,900)     (18,900)
         Deficit accumulated during the development stage               (236,609)      (7,649)
                                                                        --------       ------
           Total stockholders' equity                                   (236,509)      (7,549)
                                                                        --------       ------
           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $     474    $      51
                                                                        ========       ======

The accompanying notes are an integral part of these financial statements.

I-TELECO.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

                                                                                                                 FOR THE PERIOD
                                                                                     YEAR ENDED                  DECEMBER 16, 1998
                                                                                     DECEMBER 31,               (INCEPTION)
                                                                               2000              1999            DECEMBER 31, 2000
                                                                               ----              ----            -----------------
DEVELOPMENT STAGE REVENUES                                                   $          0    $         0     $          0


DEVELOPMENT STAGE EXPENSES:

         Amortization                                                        $          0    $          0    $        100
         Accounting                                                                 5,500           2,500           8,000
         Bank charges                                                                 278              30             308
         Corporate fees                                                             2,427           4,019           6,446
         Consulting fees                                                              268               0             268
         Domain name                                                               50,000               0          50,000
         Dues and subscriptions                                                       175               0             175
         Equipment rental                                                           1,599               0           1,599
         Insurance                                                                  4,677               0           4,677
         Legal fees                                                                 7,709           1,000           8,709
         Office general                                                               868               0             868
         On-line services                                                             125               0             125
         Payroll taxes                                                              6,780               0           6,780
         Salary                                                                   114,354               0         114,354
         Seminars and conferences                                                   2,115               0           2,115
         Telephone                                                                  4,420               0           4,420
         Travel                                                                     8,388               0           8,388
         Website development fee                                                   18,538               0          18,538
         Miscellaneous                                                                230               0             230


TOTAL DEVELOPMENT STAGE EXPENSES                                                  228,451           7,549         236,100

         LOSS FROM OPERATION                                                    (228,451)         (7,549)    $  (236,100)

         INTEREST EXPENSE                                                           (509)               0           (509)

         NET LOSS                                                               (228,960)         (7,549)    $  (236,609)

LOSS PER COMMON SHARE

         Basic                                                                   (0.0120)         (.0004)
                                                                             ============    ============
Diluted                                                                               N/A             N/A
                                                                             ============    ============
Weighted-average number of common shares outstanding                           19,000,000      19,000,000
                                                                             ============    ============

The accompanying notes are an integral part of these financial statements

I-TELECO.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                        DEFICIT
                                                                                                      ACCUMULATED
                                                                  COMMON STOCK          ADDITIONAL    DURING THE
                                                                  ------------           PAID-IN     DEVELOPMENT
                                                             SHARES          AMOUNT      CAPITAL        STAGE          TOTAL
                                                             -------         -------     --------       ------         -----
Balance, December 16, 1998 (inception)                               0   $        0   $        0    $        0    $        0

Common stock issued to related parties for
  management services                                       19,000,000       19,000     (18,900)             0           100
                                                            ----------   ----------   ----------    ----------    ----------

Loss during development stage for the period December 16,
1998 (inception) through December 31, 1998                           0            0            0          (100)        (100)
                                                            ----------        -----         ----       -------       -------

Balance, December 31, 1998                                  19,000,000       19,000     (18,900)          (100)            0

Loss during development statge for the year
ended December 31, 1999                                              0            0            0        (7,549)      (7,549)
                                                            ----------        -----         ----       -------       -------
Balance, December 31, 1999                                  19,000,000       19,000     (18,900)        (7,649)      (7,549)
                                                            ==========        =====         ====       =======       =======
Loss during development statge for the year
ended December 31, 2000                                              0            0            0      (228,960)    (228,960)
                                                            ----------        -----         ----       -------       -------
Balance, December 31, 2000                                  19,000,000       19,000     (18,900)      (236,609)    (236,509
                                                            ==========        =====         ====       =======       =======

I-TELECO.COM.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

                                                                                       FOR THE PERIOD
                                                                                      DECEMBER 16, 1998
                                                                   YEAR ENDED          (INCEPTION) TO
                                                                    DECEMBER 31       DECEMBER 31, 2000
                                                                    -----------       -----------------
                                                                2000          1999
                                                                ----          ----
OPERATING ACTIVITES

DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE              $(228,960)   $ (7,549)   $(236,609)

ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH USED BY
OPERATIONS

AMORTIZATION                                                          0           0          100
CHANGES IN ASSETS AND LIABILITIES
(INCREASE) DECREASE IN PREPAID EXPENSES                           (425)           0        (425)
INCREASE (DECREASE) IN ACCOUNTS PAYABLE AND ACCRUED EXPENSES     95,768       3,500       99,268
                                                                 ------       -----       ------

     NET CASH USED BY OPERATING ACTIVITIES                    (133,617)     (4,049)    (137,666)
                                                                 ------       -----       ------

INVESTING ACTIVITIES:

     NET CASH USED FOR INVESTING ACTIVITIES                           0           0           0
                                                                 ------       -----      ------

FINANCING ACTIVITIES

     PROCEED FROM LOANS AND ADVANCES-REALTED PARTY               98,265       4,100     102,365
     PROCEED FROM SHORT TERM BORROWINGS-NET                      35,350           0      35,350
                                                                 ------       -----      ------

      NET CASH USED FOR FINANCING ACTIVITIES                    133,615       4,100     137,715
                                                                 ------       -----      ------

      INCREASE (DECREASE) IN CASH                                   (2)          51          49
                                                                 ------       -----      ------
      CASH, BEGINNING OF YEAR                                        51           0            0
                                                                 ------       -----      ------
      CASH, END OF YEAR                                        $     49    $     51    $     49
                                                               ========    ========    ========

              The accompanying notes are an integral part of these
                             financial statements.

I-TELECO.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM DECEMBER 16, 1998 (INCEPTION) TO DECEMBER 31, 2000

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

During the year ended December 31, 2000 and for the cumulative period December 16, 1998 (inception) to December 31, 2000, the Company did not pay any interest.

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVIITES

         The Company entered into the following non-cash transactions:

During the period ended December 31, 1998, the Company issued 19,000,000, post split, shares of common stock to I-Incubator.Com, Inc. formerly known as Master Communications, Corp. in consideration of management services in connection with the formation of the Company. The transaction was valued at $100. (See note 7).

The accompanying notes are an integral part of these financial statements.

                               I-TELECO.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION

I-Teleco.com, Inc. ("the Company"), formerly Mastertel Communications Corp., a wholly owned subsidiary of I-Incubator.Com, Inc. ("Incubator"), was incorporated on December 16, 1998 under the laws of the State of Florida. The Company's operations have been devoted primarily to structuring and positioning itself to take advantage of opportunities available in the internet industry. The Company intends to grow through internal development, strategic alliances and acquisitions of existing business. The company has the authority to issue 50,000,000 shares of common stock. The Company is a development stage company and has had limited activity.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reporting period. Accordingly, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

CARRYING VALUES

The Company reviews the carrying values of its long-lived and identifiable intangible assets for possible impairment. Whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable, the Company will reduce the carrying value of the assets and charge operations in the period the impairment occurs.

INCOME TAXES

     The Company utilizes Statement of Financial Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in financial statements or tax returns. Under this method, deferred income taxes are recognized for

                               I-TELECO.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The accompanying financial statements have no provisions for deferred tax assets or liabilities.

NET LOSS PER SHARE

     The Company has adopted SFAS No. 128 "Earnings Per Share". Basic loss per share is computed by dividing the loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed in a manner similar to the basic loss per share, except that the weighted-average number of shares outstanding is increased to include all common shares, including those with the potential to be issued by virtue of warrants, options, convertible debt and other such convertible instruments. Diluted earnings per share contemplates a complete conversion to common shares of all convertible instruments only if they are dilutive in nature with regards to earnings per share. Since the Company has incurred net losses for all periods, and since there are no convertible instruments, basic loss per share and diluted loss per share are the same.

MANAGEMENT DECISION NOT TO CONSOLIDATE

     Statement of Financial Accounting Standards ("SFAS") No. 94, "Consolidation of All Majority Owned Subsidiaries", encourages the use of consolidated financial statements between a parent company and its subsidiaries unless:

     a)   Control is likely to be temporary,

     b)   Control does not rest with the majority owner(s), or

     c) Minority shareholders have certain approval or veto rights that allow them to exercise significant control over major management decisions in the ordinary course of business.

The management of Incubator intends to spin off the Company and believes that its control is temporary. Therefore, management believes that separate financial statements are appropriate and properly reflect current operating results.

                               I-TELECO.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107 "Disclosures about Fair Value of Financial Instruments" requires the disclosure of the fair value of financial instruments. The Company's management, using available market information and other valuation methods, has determined the estimated fair value amounts. However, considerable judgment is required to interpret market data in developing estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

STOCK COMPENSATION

     The Company has adopted SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 123 encourages the use of the fair market method to account for transactions involving stock based compensation that are entered into for fiscal years beginning after December 15, 1995. Under the fair value method, the issuance of equity instruments to non-employees in exchange for goods or services should be accounted for based on the fair value of the goods or services received or the fair value of the income instruments issued, whichever is more reliably measured.

     4.   RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ('FASB") issued SFAS No. 130, "Reporting Comprehensive Income". This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 130 will not have a material effect on the Company's financial statements.

     In June 1997, FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information". This statement establishes additional standards for segment reporting in financial statements and is effective for financial statements for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 131 will not have a material effect on the Company's financial statements.

     In April, 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, "Reporting for Costs of Start-Up Activities", ("SOP 98-5"). The Company is required to expense all start-up costs related to new operations as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. The Company's adoption did not have a material impact on the Company's financial position or results of operations.

                               I-TELECO.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", is effective for financial statements issued for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Management does not believe that SFAS No. 133 will have a material effect on its financial position or results of operations.

     SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after The Securitization of Mortgage Loans Held for Sale by Mortgage Banking Enterprises", is effective for financial statements issued in the first fiscal quarter beginning after December 15, 1998. This statement is not applicable to the Company.

     SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections", is effective for financial statements issued for fiscal years beginning February 1999. This statement is not applicable to the Company.

4.   DEVELOPMENT STAGE OPERATIONS AND GOING CONCERN MATTERS

     The Company's initial activities have been devoted to developing a business plan, structuring and positioning itself to take advantage of opportunities available in the internet industry and raising capital for future operations and administrative functions.

     The ability of the Company to achieve its business objectives is contingent upon its success in raising additional capital until adequate revenues are realized from operations.

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, development stage losses from December 16, 1998 (inception) to December 31, 2000 aggregated $236,609. The Company's cash flow requirements during this period have been met by contributions of capital and debt financing. No assurance can be given that these sources of financing will continue to be available. If the Company is unable to generate profits, or unable to obtain additional funds for its working capital needs, it may have to cease operations.

     The financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

                               I-TELECO.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

5.   INCOME TAXES

     No provisions for income taxes have been made because the Company has sustained cumulative losses since the commencement of operations. At December 31, 2000 and December 31, 1999, the Company had net operating loss carryforwards ("NOL's") of $236,609 and $7,649, respectively, which will be available to reduce future taxable income and expense in the year ending December 31, 2015 and 2014, respectively.

     In accordance with SFAS No. 109 the Company has computed the components or deferred income taxes as follows.

                                                December 31,           December 31,
                                                   2000                   1999
                                                   ----                   ----
Deferred tax assets                             $   93,461             $ 3,021
Valuation allowance                               (93,461)             (3,021)
                                                  -------              ------


Deferred tax asset, net                         $        -            $      -
                                                ==========            ========

At December 31, 2000 and December 31, 1999, a valuation allowance has provided and realization of the deferred tax benefit is not likely.

The effective tax rate varies from the U.S. Federal statutory tax rate for both the periods ended December 31, 2000 and December 31, 1999, principally due to the following

U.S. statutory tax rate                                  34%
State and local taxes                                    5.5
Valuation allowance                                   (39.5)

Effective rate                                           - %
                                                         ===

                               I-TELECO.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

6.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2000 and December 31, 1999 consisted of the following:

                                                 December 31,              December 31,
                                                     2000                      1999
                                                     ----                      ----
Accounts payable                                 $        44,759           $        0
Accrued expenses                                           4,000                3,500
Due to related party                                      50,000                    0
Accrued interest                                             509                    0

Total accounts payable accrued expenses

                                                 $        99,268           $    3,500
                                                          ======                =====

7.   STOCKHOLDERS' EQUITY

     On December 16, 1998 the Company issued 1,000 restricted common shares to I- Incubator.com, Inc. ("Incubator"), formerly known as Master Communication Corp. in consideration for services rendered in formation of the company valued at $100.

     On May 18, 2000, the Company authorized a forward split of 19,000 to 1 on its common stock. Immediately following the split Incubator owned 19,000,000 restricted common shares.

8.   RELATED PARTY TRANSACTIONS

     The Company has received funds from Incubator to meet various working capital requirements. These advances totaled $102,365 and are non-interest bearing and due on demand.

     On March 1, 2000 the Company agreed to reimburse Atlas Equity Group, Inc., a related party, $159.85 per month (on a month-to-month basis) for the use of a laptop computer. Atlas Equity Group, Inc. is owned by Michael D. Farkas.

     On September 1, 2000, the Company entered into an agreement with Michael D. Farkas, the director of Incubator, a related party to purchase a domain name, I-Teleco.com, for $50,000.

     On October 5, 2000, the Company entered into an agreement with Envitro.com, Inc., a related party, to design and construct a web page for $18,538. Envitro
 .com, Inc. is a subsidiary of WealthHound.com, Inc., in which Michael D. Farkas is a beneficial owner.

                               I-TELECO.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

     Between October 2000 and December 2000, the Company issued to Atlas Equity Group, Inc. three promissory notes aggregating $7,600. The promissory notes bear interest of 10% per annum and were due and payable on dates ranging from January 2001 through February 2001. Michael Farkas is a beneficial owner of Atlas Equity.

     Between September 2000 and December 2000, the Company issued to Ostonian Securities Limited seven promissory notes aggregating $27,750. The promissory notes bear interest of 8.25% per annum and are due and payable on dates ranging from September 2001 through December 2001. Atlas Equity Group, Inc. acts as an advisor and consultant to Ostonian.

9.   SUBSEQUENT EVENT

     During the first quarter ending March 31, 2001, the Company issued a series of promissory notes to Atlas Equity Group, Inc., a related party in which Michael D. Farkas is a beneficial owner, for an aggregating sum of $23,900 at a rate of 10% per annum. The promissory notes principal amounts and accrued interest are due and payable on dates ranging from June 2001 to September 2001.

     On February 5, 2001, the company issued a promissory note to Romano Limited, for a principal sum of $3,600 at a rate of 11% per annum due and payable on May 4, 2001.

     On January 19, 2001, the Company entered into an agreement and plan of distribution ("spin- off") with Incubator. Upon spin-off, the shareholders of I-Incubator received 0.7810 shares of the Company's common stock for each share of Incubator owned as of February 13, 2001, totaling 19,014,120 common shares. As a result of this spin-off and share distribution Atlas Equity Group, Inc., a related party, in which Michael D. Farkas is a beneficial owner, received 3,999,985 shares, representing approximately 21% of the Company's outstanding common stock, The Farkas Group, Inc., in which Michael D. Farkas is a beneficial owner, received 2,577,300 shares representing approximately 13.5% of the Company's common stock and GSM Communications, Inc. in which Michael D. Farkas is a beneficial owner, received 2,153,217 shares representing approximately 11.3% of the Company. Also, as a result of the spin off I- Incubator has agreed to cancel the debt owned by I-Teleco. The total amount of debt cancelled is $102,365.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The Company's accountant is Salibello & Broder, C.P.A. of New York City, New York. The Company does not presently intend to change accountants. At no time has there been any disagreements with such accountants regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The Company initially engaged Salibello & Broder, C.P.A. to render accounting services on December 15, 2000. Our previous accountant was John Abitante, CPA of Berenfeld, Spritzer, Shechter & Sheer, 7700 N. Kendall Drive, Suite 805, Miami, Florida 33156.


                                 I-TELECO.COM, INC.

                          19,014,120 Shares Common Stock

                                   PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                October ___, 2001

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders. In addition, we shall have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance.

The following sets forth the Florida Statutes which contain provisions which deal with such liability and indemnification.

Florida Statute 607.0831 Liability of directors.

(1) A director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless:

     (a) The director breached or failed to perform his or her duties as a director; and

     (b) The director's breach of, or failure to perform, those duties constitutes:

     1. A violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful;

     2. A transaction from which the director derived an improper personal benefit, either directly or indirectly;

     3. A circumstance under which the liability provisions of section 607.0834 are applicable;

     4. In a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or

     5. In a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

(2) For the purposes of this section, the term "recklessness" means the action, or omission to act, in conscious disregard of a risk:

(a) Known, or so obvious that it should have been known, to the director; and

(b) Known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

(3) A director is deemed not to have derived an improper personal benefit from any transaction if the transaction and the nature of any personal benefit derived by the director are not prohibited by state or federal law or regulation and, without further limitation:

(a) In an action other than a derivative suit regarding a decision by the director to approve, reject, or otherwise affect the outcome of an offer to purchase the stock of, or to effect a merger of, the corporation, the transaction and the nature of any personal benefits derived by a director are disclosed or known to all directors voting on the matter, and the transaction was authorized, approved, or ratified by at least two directors who comprise a majority of the disinterested directors (whether or not such disinterested directors constitute a quorum);

(b) The transaction and the nature of any personal benefits derived by a director are disclosed or known to the shareholders entitled to vote, and the transaction was authorized, approved, or ratified by the affirmative vote or written consent of such shareholders who hold a majority of the shares, the voting of which is not controlled by directors who derived a personal benefit from or otherwise had a personal interest in the transaction; or

(c) The transaction was fair and reasonable to the corporation at the time it was authorized by the board, a committee, or the shareholders, notwithstanding that a director received a personal benefit.

(4) The circumstances set forth in subsection (3) are not exclusive and do not preclude the existence of other circumstances under which a director will be deemed not to have derived an improper benefit.

Florida Statute 607.0850 Indemnification of officers, directors, employees, and agents.

(1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

(4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

(a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

(b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

(c) By independent legal counsel:

1. Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

2. If a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

(d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

(5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

(6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

(7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;
(c) In the case of a director, a circumstance under which the liability provisions of section 607.0834 are applicable; or (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

(8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

(9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

(a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court- ordered indemnification or advancement of expenses;

(b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

(c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

(10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(11) For purposes of this section:

(a) The term "other enterprises" includes employee benefit plans;

(b) The term "expenses" includes counsel fees, including those for appeal;

(c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

(d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

(e) The term "agent" includes a volunteer;

(f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

(g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he or she reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

(12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange

Commission registration fee         $     275
Legal fees and expenses (1)         $   7,225
Accounting fees and expenses (1)    $   7,500
Miscellaneous (1)                   $       0
Total (1)                           $  15,000

(1) Estimated.

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

     On December 16, 1998, we issued 1,000 shares to i-Incubator as a wholly owned subsidiary of i-Incubator.com, Inc. in reliance on the exemption under
Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Such shares met the requirements for this exemption since i-Incubator.com, Inc. was qualified in terms of financial sophistication and had access to material information about the Company. On October 10, 2000, the Shareholder and Director of the Company authorized a 19,000 for 1 forward stock split increasing the amount of outstanding shares owned by i-Incubator.com, Inc., the sole shareholder, to 19,000,000 shares.

     On January 19, 2001, i-Incubator authorized the spin off and distribution of its common stock of I-teleco.com, Inc. to its shareholders of record at the rate of .7810 shares of I-teleco.com, Inc. for each i-Incubator share owned. The spin off resulted in 19,014,120 being issued as a result of rounding. Pursuant to Question 7 of the Staff Legal Bulletin No. 4 from the Division of Corporate Finance, Securities and Exchange Commission dated September 16, 1997 securities received by shareholders in a spin-off that meet the conditions described in response to Question 4, generally are not "restricted securities". The shares which were distributed pursuant to the spin-off are free trading since the spin-off met the requirements of Question 4 as set forth:

     o I-Incubator shareholders did not provide consideration for the spun-off shares
     o The spin-off was pro-rata to the i-Incubator shareholders as set forth above;
     o I-Incubator provided adequate information about the spin-off and I-teleco to its shareholders and to the trading markets since Preliminary and Definitive 14C Information Statements were filed with the Securities and Exchange Commission and the Definitive 14C Information Statement was forwarded to the i-Incubator shareholders;
     o i-Incubator had a valid business purpose for the spin-offs as set forth in the 14C Definitive Information Statement.
     o Since the spin-off satisfies the conditions described above, then i-Incubator did not have to hold the "restricted securities" for two years pursuant to this requirement

The following sets forth the shareholders and the amount of our shares received in the spin off:

RICHARD I. ANSLOW                    30,147
ATLAS EQUITY GROUP INC(2)         3,999,985
BANK AUGUST ROTH                      7,732
REBECCA BROCK                       192,048
ANTHONY C. CAMPIONE                      79
CEDE & CO                         1,951,778
SHAREI CHESED                       388,059
SCOT COHEN                          628,553
ALAN CORNELL                          7,732
JANE CORNELL                          7,732
LAUREN CORNELL                        7,732
THOMAS DALE/MAUREEN DALE JT TEN      39,055
RICHARD DUBNOFF                     234,300
ECLIPSE FINANCE LTD                  54,592
THE FARKAS GROUP INC(3)           2,577,300
MICHAEL D. FARKAS                    58,575
JAMES A FAVIA                         7,732
FIRST SECURITY INVESTMENTS INC       33,974
NAOMI FISHMAN                         5,740
SHIMON FISHMAN                        5,740
GSM COMMUNICATIONS INC(4)         2,153,217
CONGREGATION BETH HAMEDRASH         351,450
DAVID HICKS                           7,810
JERRY HOROWITZ                        7,732
RICHARD HOROWITZ                      7,732
ALAN JABLON                           7,732
DAVID S. JONTIFF                     15,620
JAMEE KALIMI                        175,725
KIM E. KNIGHTES                       5,936
KULAT COMMUNICATIONS INC             11,715
DEAN B MERCHANT                          20
& PAMELA G. MERCHANT JT TEN
KENNETH MICHAEL                         156
NET VANTAGE INC                      54,592
JOHN OGLE                            54,592
ON MARK ENTERPRISES INC           1,171,500
SAMUEL N RITTER                       7,810

RICARDO RODRIGUEZ                     3,905
ROMANO LIMITED                    1,798,440
SAALIB - DR V. HYSLUP                54,592
ERIC SEIDEN                         192,250
CAROLYN SHER                        126,092
IRWIN SHER                           61,035
KENNETH SHER                         14,409
MARSHA SHER                           4,803
MATTHEW SHER                        195,250
JACKIE STETSON                        7,732
JENNIFER STETSON                      7,732
TEMPLE KOL EMETH OF GEORGIA         195,250
TITAN CORPORATION LIMITED           869,743
CHRIS VALLEY                          7,810
PAUL M VARTELAS                         391
JOHN J. WARD                         53,889
ELI WASHSREGER                      281,160
CONGREGATION OF SHAREI YESHUA       205,013
CHASDAI YICHZOK                     386,355
JOSEPH ZANDSTRA                      39,050
CONGREGATION OF SHAREI ZION          78,100

On May 22, 2001, we issued a total of 1,000,000 shares of our common stock to Joshua Lurie as compensation for services rendered to the company as our President. Such shares were also originally to be issued in February, 2000 issued as an incentive for Joshua Lurie to become our President. Mr. Lurie is a sophisticated purchaser and had a pre-existing relationship with members of our management. Accordingly, the issuance of shares was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act.

Item 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT           DESCRIPTION

     3.1  Certificate of Incorporation of the Company.

     3.2 Certificate of Amendments of the Certificate of Incorporation of the Company.

     3.3  By-laws of the Company.

     5.1  Opinion of Anslow & Jaclin LLP

     7.1  Consent of Salibello & Broder LLP

     23.2 Consent of Anslow & Jaclin LLP (included in Exhibit 5.1)

     24.1 Power of Attorney (included on page II-6 of the registration statement)

Item 28. UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

          (iii)Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C) Undertaking Required by Regulation S-B, Item 512(f)

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 9th day of November, 2001.

                                  I-TELECO.COM, INC.

                              By: /s/ Jamee Kalimi
                                  ----------------------
                                      Jamee Kalimi

                                      Chief Executive Officer, President
                                      Chief Financial Officer,
                                      Chief Accounting Officer, Treasurer,
                                      Secretary and Director

                                POWER OF ATTORNEY

     The undersigned directors and officers of i-Teleco.com, Inc. hereby constitute and appoint Jamee Kalimi, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                                         DATE

/s/ Jamee Kalimi                    Chief Executive Officer, President            November 9, 2001
------------------------------      Chief Financial Officer, Treasurer,
    Jamee Kalimi                    Chief Accounting Officer,
                                    Secretary and Director